Exhibit 99.1

International Rectifier Announces Preliminary Results of 2008 Annual Meeting

EL SEGUNDO, CA — January 9, 2009 — International Rectifier Corporation (NYSE:IRF) today announced that, based on the preliminary results for its 2008 annual meeting of shareholders of the Company, shareholders have re-elected both of the Company’s nominees to the Board of Directors, Richard J. Dahl and Dr. Rochus E. Vogt.  In addition, shareholders voted to ratify the Company’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009 and approved an advisory shareholder proposal to eliminate the Company’s current classified board structure.  The Company said its Board of Directors takes the views of shareholders seriously and accordingly will carefully consider the support for the shareholder proposal.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

or
Media:
Kekst & Co.

Tom Davies

212-521-4873

Roanne Kulakoff

212-521-4837